EXHIBIT 5.1
March 14, 1995



Southwest Gas Corporation
5241 Spring Mountain Road
P. O. Box 98510
Las Vegas, NV  89193-8510

Ladies and Gentlemen:

As Associate General Counsel of Southwest Gas Corporation (the "Company"), I have served as counsel for the Company in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933 in connection with the registration of 800,000 additional shares of Company Common Stock, $1.00 par value (collectively, the "Shares") to be issued pursuant to the Southwest Gas Corporation Employees' Investment Plan (the "Plan"). I am familiar with the proceedings heretofore taken and proposed to be taken by the Company in connection with the adoption of amendments to the Plan and the authorization, issuance and sale of the Shares.

It is my opinion that, subject to said proceedings being duly taken and completed by the Company as now contemplated prior to the deposit of amounts under the Plan for the purchase of additional interests under the Plan or the issuance of the Shares, the additional interests to be registered under the Plan and the Shares will be, upon the issuance and sale thereof in the manner referred to in the Registration Statement and the exhibits thereto, legally and validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and I further consent to the use of my name under the caption "Interests of Named Experts and Counsel" in the Registration Statement and the Prospectus which forms a part thereof.

Respectfully submitted,



Robert M. Johnson